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                                                                       Exhibit N

                                      EJJM
                               c/o The Diggs Group
                              1630 Kettering Tower
                               Dayton, Ohio 45423


                                                                 August 13, 1997




Onex Corporation
BCE Place
161 Bay Street, 49th Place
P.O. Box 700
Toronto, Canada M5J 2S1

Onex DHC LLC
421 Leader Street
Marion, Ohio  43302

Dear Sirs:

         With reference to the Stockholders' Agreement dated as of January 11, 1994 (the "Stockholders' Agreement"), among you, the undersigned and any other persons named therein, we hereby agree with you as follows:

         For good and valuable consideration, we hereby assign to you all of our rights to designate a nominee to the Board of Directors of Scotsman Industries, Inc. pursuant to Section 3 of the Stockholders' Agreement.

         You hereby release us and all of the shares of capital stock of Scotsman Industries, Inc. owned by us or our affiliates from the proxy granted to you pursuant to Section 8 of the Stockholders' Agreement.
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         If you are in agreement with the foregoing, please acknowledge by signing a counterpart of this letter agreement in the space provided therefor below and return such counterpart to us, whereupon this letter agreement shall constitute a binding agreement between us.

                                    Very truly yours,

                                    EJJM



                                    By: /s/ Matthew O. Diggs, Jr.
                                       -------------------------------
                                       Matthew O. Diggs, Jr.
                                       Managing General Partner

Agreed.

ONEX CORPORATION


/s/ Anthony Munk
-------------------------------
Anthony Munk

ONEX DHC LLC


/s/ Donald F. West, Representative
-------------------------------
Donald F. West